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EXHIBIT 5.2

To Call Writer Directly: 212 446-4800

[KIRKLAND & ELLIS LLP LETTERHEAD]

August 24, 2004

Digital River, Inc.
9625 W. 76th Street, Suite 150
Eden Prairie, Minnesota 55344

  Re:
  Digital River, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as special counsel to Digital River, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement"), initially filed with the Securities and Exchange Commission (the "Commission") on or about August 24, 2004, relating to resales of $195,000,000 aggregate principal amount of the Company's 1.25% Convertible Senior Notes due 2024 (the "Senior Notes") and 4,425,486 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") issuable upon conversion of the Senior Notes in accordance with the Indenture incorporated by reference as Exhibit 4.1 to the Registration Statement (the "Indenture"). The number of shares of Common Stock issuable upon conversion of the Senior Notes may be adjusted from time to time in accordance with the terms of the Indenture. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  An executed copy of the Indenture.

  3.
  An executed copy of the global note representing the Senior Notes in the aggregate principal amount of $175,000,000, dated as of June 1, 2004.

  4.
  An executed copy of the global note representing the Senior Notes in the aggregate principal amount of $20,000,000, dated as of July 6, 2004.

  5.
  The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware.

  6.
  The Amended and Restated Bylaws of the Company.

  7.
  Resolution of the Board of Directors of the Company adopted in a meeting on April 25, 2004 and by unanimous written consent on May 25, 2004 by such Board of Directors, and the resolutions of the Negotiating Committee of the Board of Directors of the Company adopted in a meeting of such committee on May 25, 2004 relating to the offering of the Senior Notes and arrangements in connection therewith.

        For purposes of this opinion letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of such persons signing on behalf of the parties thereto, including the Company, and the due authorization, execution and delivery of all documents by the parties thereto, including the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon the statements and representations of officers and other representations of the Company and others.

        Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York, and represents our opinion as to how that issue would be resolved were it to be considered by a court in the State of New York.

        Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we hereby advise you that in our opinion the Senior Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        Our opinion is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principals of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. "General principles of equity" include but are not limited to: principles which limit the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform it's obligations; and principles affording equitable defenses such as waiver, laches and estoppel.

        We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities of "Blue Sky" laws of the various states to the Senior Notes and the Common Stock issuable upon conversion of the Senior Notes.

        This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York the General Corporation Law of the State of Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

        We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

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  EXHIBIT 5.2